EXHIBIT 23.1


                    CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form S-1 of Entrade Inc., formerly Artra Group Incorporated, (of our report dated February 1, 1999, except for Note 17, which is as of September 23, 1999, relating to the financial statements and financial statement schedules of Entrade Inc., which appears in such Registration Statement. In addition, we hereby consent to the use in such Registration Statement of our report dated May 13, 1999,except for
Note 6, which is as of September 23, 1999, relating to the consolidated balance sheet of Entrade Inc. (formerly NA Acquisition Corp.). We also consent to the references to us under the headings "Experts" in such Registration Statement.



PricewaterhouseCoopers LLP

Chicago, Illinois
February 9, 2000